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                                                             OMB APPROVAL
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                                                      OMB Number:      3235-0059
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          BUTLER MANUFACTURING COMPANY
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)


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The following letter was mailed by Butler Manufacturing Company to its stockholders on April 21, 2004:

                                          Butler Manufacturing Company
                                          1540 Genessee Street
                                          Kansas City, Missouri 64102

April 21, 2004

Dear Fellow Stockholder:

         We are holding a Special Stockholder Meeting on April 27, 2004 for stockholders to approve the proposed merger of Butler Manufacturing Company ("Butler") with BSL Acquisition Corporation, a wholly-owned subsidiary of BlueScope Steel Limited ("BlueScope"). TIME IS VERY SHORT. YOUR VOTE IS IMPORTANT! WE URGE YOU TO VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER ENTERED INTO BETWEEN BUTLER AND BLUESCOPE.

         We expect BlueScope to close the merger, subject to stockholder approval, immediately following the meeting. Once the merger is closed, Butler stockholders will be entitled to receive $22.50 in cash per share.

         Prior to our entering into a merger agreement with BlueScope, we held an open bidding process to ensure that all stockholders would receive the best available price for their shares. One of the participants in the bidding process was Robertson-Ceco Corporation ("RCC"). Now, after we entered into a financed merger agreement and as we approach completion of the merger, Butler has been re-approached by RCC concerning its acquisition of Butler.

                         RCC PROPOSAL HIGHLY CONTINGENT

         RATHER THAN SUBMITTING A PROPOSAL WITH ADEQUATE AND COMMITTED FINANCING AND A CLEAR, QUANTIFIABLE PATH TO A QUICK COMPLETION, RCC HAS LAUNCHED A CAMPAIGN TO MUDDY THE WATERS REGARDING OUR MERGER WITH BLUESCOPE. Your Board of Directors recognized that it had a fiduciary duty to weigh the merits of the RCC proposal and, even after RCC provided additional information to Butler, the board of directors voiced significant concerns about the RCC proposal:

            o The third-party financing proposals necessary to complete the RCC transaction and fund payment of $23.00 per share in cash are NON-BINDING TERM SHEETS AND DO NOT REPRESENT ANY PROMISE TO PROVIDE FUNDING;

            o The financing proposals clearly indicate any funding for the benefit of the RCC transaction would be SUBJECT TO DETAILED DOCUMENTATION AND LEGAL, FINANCIAL, ENVIRONMENTAL AND BUSINESS DUE DILIGENCE ON BOTH BUTLER AND THE RCC COMPANIES, as well as special comfort on other matters such as available insurance coverage and trends regarding RCC's asbestos claims and the solvency of RCC before and after the transaction, all of which would reasonably be expected to be a lengthy process, even if successfully concluded;

            o The RCC proposal is COMPLEX, MULTI-PARTY, HIGHLY CONTINGENT AND CONDITIONAL AND LACKS ANY FORMAL AGREEMENTS, TIMETABLE OR ASSURANCES THAT IT WOULD EVER BE CONSUMMATED;


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            o  The RCC proposal references a $26.00 per share value for Butler stock in the context of a stock-for-stock merger with RCC. Despite implications to the contrary, RCC HAS GIVEN NO ASSURANCE THAT THE ACTUAL TRADING VALUE FOR BUTLER'S STOCK IN THE MARKET WOULD BE $26.00 PER SHARE FOLLOWING THE COMPLETION OF A TRANSACTION, ASSUMING A TRANSACTION IS EVER COMPLETED. The $26.00 per share value referenced by RCC is not a cash payment to Butler stockholders but merely a hypothetical value used as a means of establishing an exchange ratio for Butler's stock relative to RCC's stock;

            o Closing the BlueScope transaction is necessary to satisfy Butler's lenders. Butler is in continuing default under its borrowing agreements which the lenders have not waived; and

            o The existing Noteholder Amendment Agreement, dated December 30, 2003, requires Butler to conclude a transaction that provides for payment in full of all Butler's obligations to its senior note holders by April 30, 2004 (which total approximately $113 million).

         Your board of directors views the BlueScope transaction as being financially sound and beneficial to all Butler stockholders, as opposed to the RCC proposal, which is fraught with significant risk and uncertainty. Closing the BlueScope transaction promptly is made all the more urgent by Butler's current financial condition and its situation with its lenders. Further delay will expose Butler and its stockholders to unknown risks of continuing to operate Butler's business for the extended period of time necessary to seek to conclude the transactions proposed by RCC.

                     ISS RECOMMENDS THAT BUTLER STOCKHOLDERS
                       VOTE FOR THE MERGER WITH BLUESCOPE

         Institutional Shareholder Services ("ISS"), one of the nation's leading independent proxy voting advisors, has recommended that stockholders vote FOR the BlueScope merger. After reviewing the merger with BlueScope and the RCC proposal, ISS has advised its clients that:

      o "the RCC proposal is somewhat complex, involving multiple parties, and even if only perfunctory due diligence is required, there still remains uncertainty as to both the time required to consummate the deal, and the ultimate signoff by the financing partners."

      o "For all these reasons, we therefore must continue to recommend that shareholders vote to approve the BlueScope merger agreement."

            THE BOARD CONTINUES TO RECOMMEND THAT BUTLER STOCKHOLDERS
               VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT
                        AND PLAN OF MERGER WITH BLUESCOPE

         As a condition to BlueScope's obligation to consummate the merger, no Material Adverse Change ("MAC") may have occurred with respect to Butler since February 15, 2004. Included in the definition of MAC are failures by Butler to meet certain thresholds for consolidated earnings before interest and taxes
(EBIT), and net cash flow for the quarter ended March 31, 2004, as well as consolidated backlog as of March 31, 2004. BUTLER CONFIRMS THAT ITS OPERATING RESULTS EXCEED THE ESTABLISHED THRESHOLDS SUCH THAT NO MAC WILL HAVE OCCURRED WITH RESPECT TO THESE FINANCIAL MILESTONES.


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         Except for receiving the necessary stockholder approval, we are not aware of any other conditions that will not be satisfied and would prevent the merger with BlueScope from being consummated. Therefore, we are urging all stockholders to vote FOR the merger proposal, no matter how few shares you may own. Your prompt support is critical to the completion of our merger with BlueScope.

         We are pleased that the merger with BlueScope can move forward and believe that this is a good result for you and for Butler.

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED. IF YOU HAVE ALREADY VOTED, ON BEHALF OF THE BOARD OF DIRECTORS, PLEASE ACCEPT MY THANKS. IF YOU HAVE NOT DONE SO, PLEASE VOTE THE ENCLOSED DUPLICATE PROXY TODAY. RETURNING A SIGNED AND DATED PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE SPECIAL MEETING SHOULD YOU LATER DECIDE TO DO SO.

         NO MATTER HOW MANY SHARES YOU OWN, YOUR VOTE IS IMPORTANT. A FAILURE TO VOTE IS THE SAME AS A VOTE AGAINST THE MERGER.

         If you need help voting, require another copy of the proxy statement, or have any questions, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Sincerely,



John J. Holland
Chairman & CEO




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  IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR SHARES, OR NEED
  ADDITIONAL COPIES OF BUTLER'S PROXY MATERIALS, PLEASE CALL MACKENZIE PARTNERS
                       AT THE PHONE NUMBERS LISTED BELOW.

                        [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            TOLL-FREE (800) 322-2885

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